Exhibit 10.5

CONSULTING AGREEMENT
CBOND SYSTEMS L.L.C., a Texas Limited Liability Company (the "Company") and Bruce Rich (herein referred to as either "Rich" or "Consultant") hereby enter into this CONSULTING AGREEMENT (the "Agreement") effective as of January 1, 2018 ("Effective Date"), as follows:
1.
Engagement and Term of Engagement. The Company shall engage Consultant, upon the terms and subject to the conditions set forth in this Agreement. The period of consultant's engagement under this Agreement shall begin as of the Effective Date and shall continue until the earlier of (i) a period of three (3) years from the Effective Date or (ii) until the aggregate cash payments under this Agreement total Three hundred thousand dollars and No/100 ($300,000.00) (the "Term").

2.
Nature of Relationship. As the Former CEO of the Company, Consultant shall provide consultation and advice to the new CEO when and as requested by the new CEO, and as agreed by Consultant, with such agreed consultation and advice provided on an as needed basis, but not on a full time basis and further Consultant shall not be required to maintain regular hours at the Company.

3.	Compensation and Benefits.
(a)
During the Term, the Company shall pay a monthly fee in cash to Consultant equal to 1/2 of the monthly base salary of the CEO. In no event, and regardless of the base salary paid to the CEO, will the amount paid to Consultant be less than $8,333.33. The monthly Fee shall be payable in cash.

(b)
The Company shall promptly reimburse Consultant for ordinary and necessary business expenses incurred by the Consultant in the performance of duties hereunder in accordance with the Company's customary practices and policies provided that such expenses are related to Company business activities related to customers, investors and licensees.

4.
Termination of Engagement: Neither party may terminate this Agreement prior to the end of the Term. To the extent that either party asserts that the other party has breached any of the terms of this Agreement, then such party shall notify the other of such breach, including providing the stated reasons for the alleged breach, and then the alleged breaching party shall have a reasonable opportunity and time period to cure such breach.

5.	Restrictive Covenants
(a)
Competitive Activity. Consultant covenants and agrees that for three (3) years from the Effective Date, Consultant will not, directly or indirectly through others, engage in, assist (whether Consultant receives a financial benefit or not), or have any active interest or involvement, whether as an contractor, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holdings of less than 1% of the stock of a public company), partner or proprietor of, or any type of principal whatsoever in, any person, firm, or business entity which directly or indirectly, is engaged in a business competing with any business conducted and carried on by the Company or any of its subsidiaries, without the Company's specific written consent to do so.

Exhibit 10.5 -- Page 1

(b)
Non-Solicitation. Consultant covenants and agrees that for three (3) years from the Effective Date, Consultant will not, directly or indirectly through others, (i) induce any customers of the Company or its affiliates to patronize any similar business which competes with any business of the Company or its subsidiaries; (ii) canvass, solicit or accept any similar business from any customer of the Company or its affiliates; (iii) request or advise any customers of the Company or its affiliates to withdraw, curtail or cancel such customer's business with the Company or its affiliates; (iv) disclose to any other person, firm or corporation the names or addresses of any of the customers of the Company or its subsidiaries; or (v) cause, solicit, entice, or induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or such subsidiary or to accept employment with, the Consultant or any other person, firm, association, or corporation for any similar business activity, without the Company's prior written consent; provided however that foregoing shall not be violated by any general advertising not targeted at a specific individual or any Company employee who has been terminated by the Company,

(c)
Non-Disparagement. Consultant covenants and agrees that Consultant shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Company, its management, or of the management of the Company's affiliates.

(d)
Protected Information. Consultant recognizes and acknowledges that Consultant has had and will continue to have access to various confidential or proprietary information concerning the Company and its affiliates of a special and unique value which may include, without limitation, (i) books and records relating to operation, finance, accounting, sales, personnel and management, (ii) policies, procedures, and matters relating particularly to the Company, its affiliates or their respective operations, including customer service requirements, costs of providing service and equipment, operating costs and pricing matters, and (iii) various trade or business secrets, including customer lists, route sheets, business opportunities, marketing or business diversification plans, business development and bidding techniques, training materials, methods and processes, proprietary information, financial data and the like (collectively, the "Protected Information"); provided, however, that information (i) which is or becomes a part of the public domain through no fault or action of the Consultant, (ii) is lawfully received from some third party source, or (iii) is independently developed by Consultant without use of Company's confidential information, shall all not be considered Protected Information. Consultant therefore covenants and agrees that Consultant will not at any time, either while engaged by the Company or afterwards, knowingly make any independent use of, or knowingly disclose to any other person or organization (except as authorized by the Company) any of the Protected Information, provided that Consultant may disclose Protected Information if required by court order or a subpoena after giving prior written notice to the Company.

Exhibit 10.5 -- Page 2

6.	Enforcement of Covenants.
(a)
Right to Injunction. Consultant acknowledges that a breach of the covenants set forth in Section 5 hereof may cause irreparable damage to the Company with respect to which the Company's remedy at law for damages may be inadequate. Therefore, in the event of breach or anticipatory breach of the covenants set forth in Section 5 by Consultant, Consultant and the Company agree that the Company may be entitled to the following particular forms of relief, in addition to remedies otherwise available to it at law or equity: (i) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach; and (ii) recovery of all reasonable sums expended and costs, including reasonable attorney's fees, incurred by the Company to enforce the covenants set forth in Section 5 to the extent the Company has been successful in enforcing the provisions through a final non-appealable order or judgment from a court of appropriate jurisdiction.

(b)
Separability of Covenants. The covenants contained in Section 5 hereof constitute a series of separate covenants, one for each applicable State in the United States and the District of Columbia, and one for each applicable foreign country. If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 5 exceed the time, geographic, or occupational limitations permitted by applicable laws, Consultant and the Company agree that such provisions shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. Consultant and the Company further agree that the covenants in Sections 5 and 6 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Consultant against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants of Sections 5 and 6.

7.
Independent Contractor. Consultant is an independent contractor and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between Consultant and the Company for any purpose. Consultant shall assume all legal duties and responsibilities of independent contractor status, including include but are not limited to tax liabilities related to such independent contractor status.

8.
Non-Disclosure Agreement Terms. Consultant agrees that Consultant will not disclose the terms of this Agreement to any third party other than Consultant's immediate family, attorney, accountants, or other consultants or advisors, or except as may be required by any governmental authority.|

9.
Sources of Payment. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment.

Exhibit 10.5 -- Page 3

10.
Assignment. Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Consultant or Company, without the prior written consent of the other party (provided however that Consultant may assign this Agreement and the performance and obligations hereunder to B Rich, LLC), provided however that this Agreement shall be binding upon Company and any entity resulting from the reorganization, merger, transaction, acquisition, or consolidation of the Company with any other corporation or entity or any corporation or entity to or with which the Company's business, equity interests, or substantially all of its business or assets may be sold, exchanged or transferred (the provisions of this sentence also being applicable to any successive such transaction).

11.
Survival; Amendment. This Agreement may not be amended except by a written agreement signed by both parties. The provisions of this Agreement which by their nature are intended to survive the termination, cancellation, completion or expiration of this Agreement shall continue as valid and enforceable obligations of the parties notwithstanding any such termination, cancellation, completion or expiration.

12.
Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed in that State, without regard to its conflict of laws. Venue for any legal dispute will be in the state District Courts of Houston, Harris County, Texas.

13.
Notices. Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

To the Company: C-Bond Systems L.L.C.

Attention: Scott R. Silverman
6035 South Loop East
 Houston, Texas 77033
To the Consultant: Bruce Rich

3333 Allen Parkway, #3005
 Houston, Texas 77019
14.
Review of Agreement. Consultant acknowledges that he (a) has carefully read and understands all of the provisions of this agreement and has had the opportunity for this Agreement to be reviewed by counsel, (b) is voluntarily entering into this Agreement and (c) has not relied upon any representation or statement by the Company (or its affiliates, equity holders, agents, representatives, contractors and attorneys) with regard to the subject matter or effect of this Agreement.

14.
Review of Agreement. Consultant acknowledges that he (a) has carefully read and understands all of the provisions of this agreement and has had the opportunity for this Agreement to be reviewed by counsel, (b) is voluntarily entering into this Agreement and (c) has not relied upon any representation or statement by the Company (or its affiliates, equity holders, agents, representatives, contractors and attorneys) with regard to the subject matter or effect of this Agreement.

Exhibit 10.5 -- Page 4

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date written above.
C-BOND SYSTEMS, LLC

 By:   /s/ Scott R. Silverman
 Scott R. Silverman CEO

 Date:

 Consultant:

 By:    /s/ Bruce Rich
 Bruce Rich

 Date

Exhibit 10.5 -- Page 5